Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

     We consent to incorporation by reference in this registration statement (No. 333-92489) on Form S-3 of R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company and RJR Acquisition Corp. of our report dated January 24, 2001, except as to note 14, which is as of February 7, 2001, relating to the consolidated balance sheet of R.J. Reynolds Tobacco Holdings, Inc. and subsidiaries as of December 31, 2000 and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the year then ended, which report appears in the December 31, 2000 annual report on Form 10-K of R.J. Reynolds Tobacco Holdings, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

                                  /s/ KPMG LLP


Greensboro, North Carolina
March 9, 2001